Exhibit 99.1

Silver Crest Acquisition Corporation
PFIC Annual Statement

Entity Name: Silver Crest Acquisition Corporation

Silver Crest Acquisition Corporation (the "Company") may be considered a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. The following information is provided to allow a shareholder of the Company (a "Shareholder") to make an election under Section 1295 of the Internal Revenue Code to treat the Company as a Qualified Electing Fund (“QEF Election”) for U.S. federal income tax purposes. The QEF Election is optional and can only be made by the Shareholder. The Company is unable to make this election on behalf of the Shareholder. Please note that a QEF Election may not be recognized for state income tax purposes in some states. The PFIC rules are complex. Please consult with your personal tax advisor to determine whether or not it is advisable for you to make a QEF Election with respect to your investment in the Company.

(1)	This PFIC Annual Information statement applies to the tax period of the Company:

Beginning        1/1/2021                            Ending         12/31/2021

(2)	The Shareholder's per-unit, per-day information for the Company's taxable period specified in paragraph (1) is provided in the below chart. We recommend that all U.S. taxpayers consult a tax advisor concerning the overall tax consequences of their ownership in the Company and their U.S. tax reporting requirements.

Fund Name (and name of any underlying funds if applicable)	Ticker	Ordinary Earnings (US$)	Net Capital Gains (US$)
Silver Crest Acquisition Corporation	SLCR	0.00000863165	NONE

(3)	The amount of cash and fair market value of other property distributed or deemed distributed by the Company to the Shareholder during the Company's taxable period specified in paragraph (1) is as follows:

Cash:	NONE
Fair Market Value of Property:	NONE

(4)	The Company will permit the Shareholder to inspect and copy the Company's permanent books of account, records, and such other documents as may be maintained by the Company that are necessary to establish that PFIC ordinary earnings and net capital gain, as provided in Section 1293(e) of the Internal Revenue Code, are computed in accordance with U.S. income tax principles, and to verify these amounts and the Shareholder’s pro rata share thereof.

Silver Crest Acquisition Corporation

Date:	March 31, 2022	By:	/s/ Derek Cheung

		Title:	Chief Executive Officer

Additional Information

The following additional information is supplied to enable the Shareholder to complete IRS Form 8621:

(Please note: a Shareholder may have additional filing disclosures including, but not limited to, Forms 926, 5471, and/or 8938 as a result of the Shareholder's investment in the Company. Please consult your tax advisor.)

Address of the PFIC:	Suite 3501, 35/F, Jardine House
1 Connaught Place, Central, Hong Kong
Taxpayer Identification Number:	98-1559547
Country of Incorporation:	Cayman Islands
Date of Incorporation:	9/3/2020